UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934

Date of Report: January 9, 2023
(Date of earliest event reported)
SUN COMMUNITIES, INC.
(Exact name of registrant as specified in its charter)

Maryland				1-12616	38-2730780
(State of Incorporation)				Commission file number	(I.R.S. Employer Identification No.)

27777 Franklin Rd.	Suite 200,	Southfield,	Michigan		48034
(Address of Principal Executive Offices)					(Zip Code)
(248) 208-2500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	SUI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter):

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.
On January 9, 2023, Sun Communities Operating Limited Partnership (the “Operating Partnership”), and Sun Communities, Inc. (the “Company” and together with the Operating Partnership, the “Obligors”) entered into an underwriting agreement (the “Underwriting Agreement”) with Citigroup Global Markets Inc., J.P. Morgan Securities LLC and BofA Securities, Inc., as representatives of the several underwriters named in Schedule I of the Underwriting Agreement (collectively the “Underwriters”), in connection with the public offering by the Operating Partnership of $400 million in aggregate principal amount of its 5.700% Senior Notes due 2033 (the “Notes”). The Company will fully and unconditionally guarantee the payment of principal and of premium, if any, and interest on the Notes. The offering is expected to close on January 17, 2023, subject to customary closing conditions.

The offering and sale of the Notes (and the related guarantees by the Company) have been registered under the Securities Act of 1933, as amended, pursuant to the Obligors’ effective shelf registration statement on Form S-3 (Registration No. 333-255020 and Registration No. 333-25502-01) (the “Registration Statement”).

The Underwriting Agreement contains customary representations, warranties and agreements by the Obligors and the Underwriters, and customary conditions to closing, indemnification obligations of the Obligors and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 hereto and incorporated by reference herein.

The Notes will be issued under an indenture, dated June 28, 2021 (the “Base Indenture”), by and among the Operating Partnership and UMB Bank, N.A., as trustee (the “Trustee”), as amended and supplemented by a Fourth Supplemental Indenture, to be dated January 17, 2023, by and among the Obligors and the Trustee.

Item 3.02	Unregistered Sale of Equity Securities
On January 10, 2023, the Operating Partnership issued 31,289 common OP units (the “Common Units”) at an issuance price of $142.108 per unit. All of the Common Units were issued as consideration for the initial holder’s contribution of certain assets to the Operating Partnership.

The issuance by the Operating Partnership of the Common Units was made in reliance upon the exemption from registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended.

Each Common Unit is exchangeable at any time (subject to certain limited exceptions) at the holder’s option for one share of common stock (the “Common Stock”) of the Company.

Notwithstanding the foregoing exchange rights, the initial holder of the Common Units has agreed not to sell or otherwise dispose of the shares of the Common Stock issuable upon the exchange of such securities for a period of six months after January 10, 2023, subject to certain limited exceptions.

Item 8.01	Other Events.

On January 9, 2023, the Company issued a press release announcing the pricing of the offering of the Notes. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)        Exhibits.

Exhibit No.	Description

1.1*    Underwriting Agreement dated January 9, 2023 by and among Sun Communities, Inc., Sun Communities Operating Limited Partnership, Citigroup Global Markets Inc., J.P. Morgan Securities LLC and BofA Securities, Inc.

99.1    Press Release dated January 9, 2023

104        Cover Page Interactive Data File (embedded within the inline XBRL document)

* Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K because such schedules and exhibits do not contain information which is material to an investment decision or which is not otherwise disclosed in the filed agreements. The Company will furnish the omitted schedules and exhibits to the SEC upon request by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SUN COMMUNITIES, INC.
Dated: January 10, 2023	By:	/s/ Fernando Castro-Caratini
Fernando Castro-Caratini, Executive Vice President, Chief Financial Officer, Secretary and Treasurer